EXHIBIT 99.3
                                                                    ------------

                                  June 30, 2004


Monmouth Community Bancorp
627 Second Avenue
Long Branch, New Jersey  07740

      RE:   Agreement and Plan of Acquisition
            dated June 30, 2004

Ladies and Gentlemen:

      I have been advised that as of the date hereof I may be deemed to be an affiliate of Allaire Community Bank, a commercial bank organized under the laws of the State of New Jersey ("Allaire"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Acquisition, dated as of June 30, 2004 (the "Agreement"), by and between Monmouth Community Bancorp, a New Jersey corporation ("Bancorp"), and Allaire, Allaire shall be acquired by Bancorp (the "Combination") and each share of the common stock, par value $3.33333 per share, of Allaire ("Allaire Common Stock") shall be converted into the right to receive one share of common stock, par value $0.01 per share, of Bancorp ("Bancorp Common Stock"). All capitalized terms used in this letter agreement but not defined herein shall have the meanings ascribed thereto in the Agreement.

      I represent, warrant and covenant to Bancorp that in the event I receive any Bancorp Common Stock as a result of the Combination:

      (a) I shall not make any sale, transfer or other disposition of Bancorp Common Stock in violation of the Securities Act or the Rules and Regulations.

      (b) I have carefully read this letter agreement and the Agreement and discussed the requirements and other applicable limitations set forth herein upon my ability to sell, transfer or otherwise dispose of Bancorp Common Stock to the extent I believed necessary with my counsel or counsel for Allaire.

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Monmouth Community Bancorp
June 30, 2004
Page 2


      (c) I have been advised that the issuance of Bancorp Common Stock to me pursuant to the Combination will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Combination will be submitted for a vote of the stockholders of Allaire, I may be deemed to be an affiliate of Allaire, I may not sell, transfer or otherwise dispose of Bancorp Common Stock received by me in the Combination unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Bancorp, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

      (d) I understand that Bancorp is under no obligation to register for sale, transfer or other disposition by me under the Securities Act any of the shares of Bancorp Common Stock received by me as a result of the Combination.

      (e) I also understand that stop transfer instructions will be given to Bancorp's transfer agent with respect to the Bancorp Common Stock received by me and that there will be placed on the certificates representing such Bancorp Common Stock, or any substitutions therefor, a legend stating in substance:

                  The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration.

      (f) I also understand that unless the transfer by me of my Bancorp Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Bancorp reserves the right to put the following legend on the certificates issued to my transferee:

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Monmouth Community Bancorp
June 30, 2004
Page 3


                  The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended.

      It is understood and agreed that the legends set forth above shall be removed, and the above stop transfer instructions and the restrictions on sale will cease to apply if: (i) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (ii) two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (iii) I shall have delivered to Bancorp (A) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp, or other evidence reasonably satisfactory to Bancorp, to the effect that such legend is no longer required for purposes of the Securities Act, or (B) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

      I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least ten percent (10%) beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least ten percent (10%) of any class of equity securities or of the equity interest.

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Monmouth Community Bancorp
June 30, 2004
Page 4


      It is understood and agreed that this letter agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.

      Execution of this letter agreement should not be construed as an admission on my part that I am an "affiliate" of Allaire as described in the first paragraph of this letter agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter agreement.

      This letter agreement is hereby delivered to you pursuant to Section 6.07 of the Agreement.

                                                     Very truly yours,


                                                     -------------------------

Accepted this 30th day of June, 2004


     By: _____________________________
   Name: James S. Vaccaro
  Title: Chairman and Chief Executive Officer of
         Monmouth Community Bancorp